As filed with the Securities and Exchange Commission on December 9, 2004
Registration Statement No. 333- ________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
____________________

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
____________________

NEW RIVER PHARMACEUTICALS INC.
(Exact name of Registrant as specified in its Charter)

VIRGINIA (State or other jurisdiction of incorporation or organization)	54-1816479 (I.R.S. Employer Identification Number)

1881 Grove Avenue
Radford, Virginia 24141
(540) 633-7978
(Address of principal executive offices, including zip code)

NEW RIVER PHARMACEUTICALS INC.
INCENTIVE COMPENSATION PLAN
(Full title of the Plan)
____________________

Randal J. Kirk
Chairman of the Board,
President and Chief Executive Officer
1881 Grove Avenue
Radford, Virginia 24141
(540) 633-7978
(Name, address and telephone number, including area code, of agents for service)

With copy to:

David I. Meyers, Esq.
Hunton & Williams LLP
Riverfront Plaza, East Tower
951 East Byrd Street
Richmond, Virgnia 23219
(804) 788-8200
____________________
CALCULATION OF REGISTRATION FEE
Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee(2)
Common Stock, $0.001 par value per share	1,620,000 shares	$14.495	$23,481,900	$2,976

(1) Pursuant to Rule 416(a) the number of shares of Common Stock registered hereunder includes such indeterminate number of additional shares of Common Stock as may be offered or issued in the future to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2) Estimated solely for the purpose of computing the registration fee. This amount was calculated pursuant to Rule 457(h) under the Securities Act of 1933, as amended, on the basis of $14.495 per share, which was the average of the high and low prices of the Common Stock on the Nasdaq National Market on December 7, 2004.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.   Plan Information.

Not required to be filed with the Securities and Exchange Commission (the "Commission").

Item 2.   Registrant Information and Employee Plan Annual Information.

Not required to be filed with the Commission.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.   Incorporation of Documents by Reference.

The following documents filed by New River Pharmaceuticals Inc. (the "Company") with the Commission are incorporated herein by reference and made a part hereof:

1.	The Company's prospectus filed pursuant to Rule 424(b)(3) under the Securities Act of 1933, as amended (the "Securities Act"), on August 5, 2004;

2.	The Company's Quarterly Reports on Form 10-Q for the quarters ended on June 28, 2004 and September 26, 2004;

3.	The Company's Current Report on Form 8-K filed on September 14, 2004 (to the extent the information contained therein was filed and not furnished and specifically excluding Items 7.01 and Exhibit 99.1 of Item 9.01); and

4.	The description of the Company's common stock, $0.001 par value per share, contained in the Company's Registration Statement on Form 8-A filed under the Securities Exchange Act of 1934, as amended (the "Exchange Act").

All documents subsequently filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document that is incorporated by reference herein modifies or supersedes such earlier statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.   Description of Securities

Not applicable.

Item 5.   Interests of Named Experts and Counsel.

Not applicable.

Item 6.   Indemnification of Directors and Officers.

The Virginia Stock Corporation Act (the "VSCA") permits, and the Company's amended and restated articles of incorporation provide for, the indemnification of its directors and officers in a variety of circumstances, which may include indemnification for liabilities under the Securities Act. Under sections 13.1-697 and 13.1-702 of the VSCA, a Virginia corporation generally is authorized to indemnify its directors and officers in civil and criminal actions if they acted in good faith and believed their conduct to be in the best interests of the corporation and, in the case of criminal actions, had no reasonable cause to believe that the conduct was unlawful. The Company's amended and restated articles of incorporation require indemnification of directors and officers with respect to certain liabilities and expenses imposed upon them by reason of having been a director or officer, except in the case of willful misconduct or a knowing violation of criminal law. The Company has obtained insurance on behalf of its directors, officers, employees or agents that may cover liabilities under the Securities Act. In addition, the VSCA and the Company's amended and restated articles of incorporation eliminate the liability for monetary damages of a director or officer in a shareholder or derivative proceeding. This elimination of liability will not apply in the event of willful misconduct or a knowing violation of criminal law or any federal or state securities law. Sections 13.1-692.1 and 13.1-696 through 704 of the VSCA are incorporated into this paragraph by reference.

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Item 7.   Exemption from Registration Claimed.

Not applicable.

Item 8.   Exhibits.

Exhibit No.	Description

4.1	Company's Amended and Restated Articles of Incorporation (incorporated by reference to Exhibit 3.1 of the Company's Registration Statement on Form S-1 (Registration No. 333-115207)).

4.2	Company's Amended and Restated Bylaws (incorporated by reference to Exhibit 3.2 of the Company's Registration Statement on Form S-1 (Registration No. 333-115207)).

4.3	New River Pharmaceuticals Inc. Incentive Compensation Plan (incorporated by reference to Exhibit 10.1 of the Company's Registration Statement on Form S-1 (Registration No. 333-115207)).

5.1	Opinion of Hunton & Williams LLP as to the legality of the securities being registered (filed herewith).

10.1	Form of Stock Option Agreement for Employees (filed herewith).

10.2	Form of Stock Option Agreement for Non-Employee Directors (filed herewith).

23.1	Consent of Hunton & Williams LLP (included in Exhibit 5.1).

23.2	Consent of KPMG LLP (filed herewith).

24.1	Powers of Attorney (included on signature page).

Item 9.   Undertakings

(a)   The undersigned registrant hereby undertakes:

 1.   To file, during any period in which offers or sales are made, a post-effective amendment to this registration statement;

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

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(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change in such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

 2.   That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

 3.   To remove from registration by means of a post-effective amendment any of the secur-ities being registered which remain unsold at the termination of the offering.

(b)   The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)   Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 6 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Radford, Commonwealth of Virginia, on this 9th day of December, 2004.

NEW RIVER PHARMACEUTICALS INC.

By:	/s/ Randal J. Kirk
Randal J. Kirk
Chairman of the Board, President and
Chief Executive Officer

KNOW ALL PERSONS BY THESE PRESENTS, that the persons whose signatures appear below, constitute and appoint Randal J. Kirk, President and Chief Executive Officer, and Krish S. Krishnan, Chief Operating Officer and Chief Financial Officer, and each of them individually, as their true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for them in their names, places and steads, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and the other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as they might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities indicated below on December 9, 2004.

Signature		Title

By:	/s/ Randal J. Kirk	Chairman of the Board, President and
Randal J. Kirk		Chief Executive Officer
(Principal Executive Officer)

By:	/s/ Krish S. Krishnan	Chief Operating Officer,
Krish S. Krishnan		Chief Financial Officer, Secretary and Director
(Principal Financial and Accounting Officer)

By:	/s/ Cesar L. Alvarez	Director
Cesar L. Alvarez

By:	/s/ David S. Barlow	Director
David S. Barlow

By:	/s/ Roger D. Griggs	Director
Roger D. Griggs

By:	/s/ Larry D. Horner	Director
Larry D. Horner

By:	/s/ Burton E. Sobel, M.D.	Director
Burton E. Sobel, M.D.

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EXHIBIT INDEX

Exhibit No.	Description

4.1	Company's Amended and Restated Articles of Incorporation (incorporated by reference to Exhibit 3.1 of the Company's Registration Statement on Form S-1 (Registration No. 333-115207)).

4.2	Company's Amended and Restated Bylaws (incorporated by reference to Exhibit 3.2 of the Company's Registration Statement on Form S-1 (Registration No. 333-115207)).

4.3	New River Pharmaceuticals Inc. Incentive Compensation Plan (incorporated by reference to Exhibit 10.1 of the Company's Registration Statement on Form S-1 (Registration No. 333-115207)).

5.1	Opinion of Hunton & Williams LLP as to the legality of the securities being registered (filed herewith).

10.1	Form of Stock Option Agreement for Employees (filed herewith).

10.2	Form of Stock Option Agreement for Non-Employee Directors (filed herewith).

23.1	Consent of Hunton & Williams LLP (included in Exhibit 5.1).

23.2	Consent of KPMG LLP (filed herewith).

24.1	Powers of Attorney (included on signature page).

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